EXHIBIT 13.2

Condensed consolidated statement of income

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $, except per share amounts)	2019	2018	2019	2018

Revenues
Canadian Natural Gas Pipelines	1,016	934	2,939	2,772
U.S. Natural Gas Pipelines	1,176	967	3,691	2,988
Mexico Natural Gas Pipelines	151	156	455	460
Liquids Pipelines	694	564	2,233	1,831
Power and Storage	96	535	674	1,724
	3,133	3,156	9,992	9,775
Income from Equity Investments	334	147	695	492
Operating and Other Expenses
Plant operating costs and other	980	884	2,816	2,580
Commodity purchases resold	2	318	368	1,239
Property taxes	178	127	546	429
Depreciation and amortization	610	564	1,839	1,669
	1,770	1,893	5,569	5,917
Gain/(Loss) on Assets Held for Sale/Sold	(112)	—	(44)	—
Financial Charges
Interest expense	573	577	1,747	1,662
Allowance for funds used during construction	(120)	(147)	(358)	(365)
Interest income and other	19	(168)	(250)	(139)
	472	262	1,139	1,158
Income before Income Taxes	1,113	1,148	3,935	3,192
Income Tax Expense
Current	452	30	724	169
Deferred	(178)	90	3	225
	274	120	727	394
Net Income	839	1,028	3,208	2,798
Net income attributable to non-controlling interests	59	59	217	229
Net Income Attributable to Controlling Interests	780	969	2,991	2,569
Preferred share dividends	41	41	123	122
Net Income Attributable to Common Shares	739	928	2,868	2,447
Net Income per Common Share
Basic and diluted	$0.79	$1.02	$3.09	$2.72
Weighted Average Number of Common Shares (millions)
Basic	932	906	927	898
Diluted	933	907	928	898

See accompanying notes to the Condensed consolidated financial statements.

TC ENERGY [46
THIRD QUARTER 2019

Condensed consolidated statement of comprehensive income

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2019	2018	2019	2018

Net Income	839	1,028	3,208	2,798
Other Comprehensive Income/(Loss), Net of Income Taxes
Foreign currency translation gains and losses on net investment in foreign operations	225	(282)	(530)	409
Reclassification of foreign currency translation gains on net investment on disposal of foreign operations	(4)	—	(13)	—
Change in fair value of net investment hedges	(9)	9	24	(6)
Change in fair value of cash flow hedges	(26)	4	(85)	9
Reclassification to net income of gains and losses on cash flow hedges	4	6	10	16
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	3	10	8	10
Other comprehensive income on equity investments	3	6	7	18
Other comprehensive income/(loss)	196	(247)	(579)	456
Comprehensive Income	1,035	781	2,629	3,254
Comprehensive income attributable to non-controlling interests	74	28	151	304
Comprehensive Income Attributable to Controlling Interests	961	753	2,478	2,950
Preferred share dividends	41	41	123	122
Comprehensive Income Attributable to Common Shares	920	712	2,355	2,828
See accompanying notes to the Condensed consolidated financial statements.

TC ENERGY [47
THIRD QUARTER 2019

Condensed consolidated statement of cash flows

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2019	2018	2019	2018

Cash Generated from Operations
Net income	839	1,028	3,208	2,798
Depreciation and amortization	610	564	1,839	1,669
Deferred income taxes	(178)	90	3	225
Income from equity investments	(334)	(147)	(695)	(492)
Distributions received from operating activities of equity investments	339	296	888	761
Employee post-retirement benefits funding, net of expense	3	(22)	(27)	(22)
Loss/(gain) on assets held for sale/sold	112	—	44	—
Equity allowance for funds used during construction	(76)	(104)	(225)	(261)
Unrealized losses/(gains) on financial instruments	100	(29)	(78)	120
Other	30	(93)	(30)	(152)
Decrease/(increase) in operating working capital	140	(284)	329	(130)
Net cash provided by operations	1,585	1,299	5,256	4,516
Investing Activities
Capital expenditures	(1,818)	(2,435)	(5,411)	(6,474)
Capital projects in development	(184)	(127)	(565)	(239)
Contributions to equity investments	(133)	(236)	(453)	(778)
Proceeds from sale of assets, net of transaction costs	1,807	—	2,398	—
Other distributions from equity investments	—	—	186	121
Deferred amounts and other	(73)	(16)	(154)	78
Net cash used in investing activities	(401)	(2,814)	(3,999)	(7,292)
Financing Activities
Notes payable (repaid)/issued, net	(2,584)	1,421	(688)	1,906
Long-term debt issued, net of issue costs	1,994	1,026	3,015	4,359
Long-term debt repaid	(1)	(1,232)	(1,835)	(3,266)
Junior subordinated notes issued, net of issue costs	1,441	—	1,441	—
Dividends on common shares	(459)	(416)	(1,344)	(1,154)
Dividends on preferred shares	(40)	(40)	(120)	(118)
Distributions to non-controlling interests	(50)	(57)	(164)	(174)
Common shares issued, net of issue costs	83	354	242	1,139
Partnership units of TC PipeLines, LP issued, net of issue costs	—	—	—	49
Net cash provided by financing activities	384	1,056	547	2,741
Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	15	(10)	(1)	47
Increase/(Decrease) in Cash and Cash Equivalents	1,583	(469)	1,803	12
Cash and Cash Equivalents
Beginning of period	666	1,570	446	1,089
Cash and Cash Equivalents
End of period	2,249	1,101	2,249	1,101
See accompanying notes to the Condensed consolidated financial statements.

TC ENERGY [48
THIRD QUARTER 2019

Condensed consolidated balance sheet

	(unaudited - millions of Canadian $)	September 30, 2019	December 31, 2018

	ASSETS
	Current Assets
	Cash and cash equivalents	2,249	446
	Accounts receivable	1,957	2,535
	Inventories	469	431
	Assets held for sale	2,805	543
	Other	794	1,180
		8,274	5,135
Plant, Property and Equipment	net of accumulated depreciation of $26,960 and $25,834, respectively	64,962	66,503
	Equity Investments	6,617	7,113
	Regulatory Assets	1,525	1,548
	Goodwill	13,165	14,178
	Loan Receivable from Affiliate	1,401	1,315
	Intangible and Other Assets	2,170	1,921
	Restricted Investments	1,497	1,207
		99,611	98,920
	LIABILITIES
	Current Liabilities
	Notes payable	2,011	2,762
	Accounts payable and other	4,853	5,408
	Dividends payable	713	668
	Accrued interest	611	646
	Current portion of long-term debt	2,839	3,462
		11,027	12,946
	Regulatory Liabilities	3,898	3,930
	Other Long-Term Liabilities	1,634	1,008
	Deferred Income Tax Liabilities	5,691	6,026
	Long-Term Debt	36,389	36,509
	Junior Subordinated Notes	8,771	7,508
		67,410	67,927
	EQUITY
	Common shares, no par value	24,128	23,174
Issued and outstanding:	September 30, 2019 – 934 million shares
	December 31, 2018 – 918 million shares
	Preferred shares	3,980	3,980
	Additional paid-in capital	—	17
	Retained earnings	3,569	2,773
	Accumulated other comprehensive loss	(1,119)	(606)
	Controlling Interests	30,558	29,338
	Non-controlling interests	1,643	1,655
		32,201	30,993
		99,611	98,920

Contingencies and Guarantees (Note 15)
Variable Interest Entities (Note 16)
See accompanying notes to the Condensed consolidated financial statements.

TC ENERGY [49
THIRD QUARTER 2019

Condensed consolidated statement of equity

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2019	2018	2019	2018

Common Shares
Balance at beginning of period	23,795	22,385	23,174	21,167
Shares issued:
Under at-the-market equity issuance program, net of issue costs	—	352	—	1,118
Under dividend reinvestment and share purchase plan	240	209	684	640
On exercise of stock options	93	5	270	26
Balance at end of period	24,128	22,951	24,128	22,951
Preferred Shares
Balance at beginning and end of period	3,980	3,980	3,980	3,980
Additional Paid-In Capital
Balance at beginning of period	5	12	17	—
Issuance of stock options, net of exercises	(8)	3	(20)	8
Reclassification of additional paid-in capital deficit to retained earnings	3	—	3	—
Dilution from TC PipeLines, LP units issued	—	—	—	7
Balance at end of period	—	15	—	15
Retained Earnings
Balance at beginning of period	3,534	2,020	2,773	1,623
Net income attributable to controlling interests	780	969	2,991	2,569
Common share dividends	(701)	(631)	(2,090)	(1,869)
Preferred share dividends	(41)	(40)	(102)	(100)
Reclassification of additional paid-in capital deficit to retained earnings	(3)	—	(3)	—
Adjustment related to income tax effects of asset drop-downs to TC PipeLines, LP	—	—	—	95
Balance at end of period	3,569	2,318	3,569	2,318
Accumulated Other Comprehensive Loss
Balance at beginning of period	(1,300)	(1,134)	(606)	(1,731)
Other comprehensive income/(loss) attributable to controlling interests	181	(216)	(513)	381
Balance at end of period	(1,119)	(1,350)	(1,119)	(1,350)
Equity Attributable to Controlling Interests	30,558	27,914	30,558	27,914
Equity Attributable to Non-Controlling Interests
Balance at beginning of period	1,618	2,053	1,655	1,852
Net income attributable to non-controlling interests	59	59	217	229
Other comprehensive income/(loss) attributable to non-controlling interests	15	(31)	(66)	75
Issuance of TC PipeLines, LP units
Proceeds, net of issue costs	—	—	—	49
Decrease in TC Energy's ownership of TC PipeLines, LP	—	—	—	(9)
Distributions declared to non-controlling interests	(49)	(58)	(163)	(173)
Balance at end of period	1,643	2,023	1,643	2,023
Total Equity	32,201	29,937	32,201	29,937

See accompanying notes to the Condensed consolidated financial statements.

TC ENERGY [50
THIRD QUARTER 2019

Notes to Condensed consolidated financial statements
(unaudited)
1. Basis of presentation
On May 3, 2019, TransCanada Corporation changed its name to TC Energy Corporation (TC Energy or the Company). As of first quarter 2019, the previously disclosed Energy segment has been renamed the Power and Storage segment.
These Condensed consolidated financial statements of TC Energy have been prepared by management in accordance with U.S. GAAP. The accounting policies applied are consistent with those outlined in TC Energy’s annual audited Consolidated financial statements for the year ended December 31, 2018, except as described in Note 2, Accounting changes. Capitalized and abbreviated terms that are used but not otherwise defined herein are identified in the 2018 audited Consolidated financial statements included in TC Energy’s 2018 Annual Report.
These Condensed consolidated financial statements reflect adjustments, all of which are normal recurring adjustments that are, in the opinion of management, necessary to reflect fairly the financial position and results of operations for the respective periods. These Condensed consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the 2018 audited Consolidated financial statements included in TC Energy’s 2018 Annual Report. Certain comparative figures have been reclassified to conform with the current period’s presentation.
Earnings for interim periods may not be indicative of results for the fiscal year in the Company’s natural gas pipelines segments due to the timing of regulatory decisions and seasonal fluctuations in short-term throughput volumes on U.S. pipelines. Earnings for interim periods may also not be indicative of results for the fiscal year in the Company’s Liquids Pipelines segment due to fluctuations in throughput volumes on the Keystone Pipeline System and marketing activities. Due to the impact of seasonal weather conditions on customer demand and market pricing in certain of the Company’s investments in electrical power generation plants and non-regulated gas storage facilities, earnings for interim periods may not be indicative of results for the fiscal year in the Company’s Power and Storage segment.
USE OF ESTIMATES AND JUDGMENTS
In preparing these financial statements, TC Energy is required to make estimates and assumptions that affect both the amount and timing of recording assets, liabilities, revenues and expenses since the determination of these items may be dependent on future events. The Company uses the most current information available and exercises careful judgment in making these estimates and assumptions. In the opinion of management, these Condensed consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the Company’s significant accounting policies included in the annual audited Consolidated financial statements for the year ended December 31, 2018, except as described in Note 2, Accounting changes.

TC ENERGY [51
THIRD QUARTER 2019

2. Accounting changes
CHANGES IN ACCOUNTING POLICIES FOR 2019
Leases
In February 2016, the FASB issued new guidance on the accounting for leases. The new guidance amends the definition of a lease such that, in order for an arrangement to qualify as a lease, the lessee is required to have both (1) the right to obtain substantially all of the economic benefits from the use of the asset and (2) the right to direct the use of the asset. The new guidance also establishes a right-of-use (ROU) model that requires a lessee to recognize a ROU asset and corresponding lease liability on the balance sheet for all leases with a term longer than twelve months. Leases will be classified as finance or operating, with classification affecting the pattern of expense recognition in the consolidated statement of income. The new guidance does not make extensive changes to lessor accounting.
The new guidance was effective January 1, 2019 and was applied using optional transition relief which allowed entities to initially apply the new lease standard at adoption (January 1, 2019) and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. This transition option allowed the Company to not apply the new guidance, including disclosure requirements, to the comparative periods presented.
The Company elected available practical expedients and exemptions upon adoption which allowed the Company:

•	to not reassess prior conclusions on existing leases regarding lease identification, lease classification and initial direct costs under the new standard

•	to carry forward the historical lease classification and its accounting treatment for land easements on existing agreements

•	to not recognize ROU assets or lease liabilities for leases that qualify for the short-term lease recognition exemption

•	to not separate lease and non-lease components for all leases for which the Company is the lessee and for facility and liquids tank terminals for which the Company is the lessor

•	to use hindsight in determining the lease term and assessing ROU assets for impairment.
The new guidance had a significant impact on the Company's Condensed consolidated balance sheet, but did not have an impact on the Company's Condensed consolidated statements of income and cash flows. The most significant impact was the recognition of ROU assets and lease liabilities for operating leases and providing significant new disclosures about the Company's leasing activities. Refer to Note 7, Leases, for additional information related to the impact of adopting the new guidance and the Company's updated accounting policies related to leases.
In the application of the new guidance, significant assumptions and judgments are used to determine the following:

•	whether a contract contains a lease

•
the duration of the lease term including exercising lease renewal options. The lease term for all of the Company’s leases includes the noncancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor

•	the discount rate for the lease.
Fair value measurement
In August 2018, the FASB issued new guidance that amends certain disclosure requirements for fair value measurements. This new guidance is effective January 1, 2020, however, early adoption of certain or all requirements is permitted. The Company elected to adopt this guidance effective first quarter 2019. The guidance was applied retrospectively and did not have a material impact on the Company's consolidated financial statements.

TC ENERGY [52
THIRD QUARTER 2019

FUTURE ACCOUNTING CHANGES
Measurement of credit losses on financial instruments
In June 2016, the FASB issued new guidance that changes how entities measure credit losses for most financial assets and certain other financial instruments that are not measured at fair value through net income. The new guidance amends the impairment model of financial instruments, basing it on expected losses rather than incurred losses. These expected credit losses will be recognized as an allowance rather than as a direct write-down of the amortized cost basis. The new guidance is effective January 1, 2020 and will be applied using a modified retrospective approach. The Company has substantially completed its analysis and does not expect the adoption of this new guidance to have a material impact on its consolidated financial statements.
Implementation costs of cloud computing arrangements
In August 2018, the FASB issued new guidance requiring an entity in a hosting arrangement that is a service contract to follow the guidance for internal-use software to determine which implementation costs should be capitalized as an asset and which costs should be expensed. The guidance also requires the entity to amortize the capitalized implementation costs of a hosting arrangement over the term of the arrangement. This guidance is effective January 1, 2020, however, early adoption is permitted. This guidance can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company has substantially completed its analysis and does not expect the adoption of this new guidance to have a material impact on its consolidated financial statements.
Consolidation
In October 2018, the FASB issued new guidance for determining whether fees paid to decision makers and service providers are variable interests for indirect interests held through related parties under common control. This new guidance is effective January 1, 2020 and will be applied on a retrospective basis, however, early adoption is permitted. The Company does not expect the adoption of this new guidance to have a material impact on its consolidated financial statements.
Defined benefit plans
In August 2018, the FASB issued new guidance which amends and clarifies disclosure requirements related to defined benefit pension and other post-retirement benefit plans. This new guidance is effective January 1, 2021 and will be applied on a retrospective basis, however, early adoption is permitted. The Company is currently evaluating the timing and impact of the adoption of this guidance and has not yet determined the effect on its consolidated financial statements.

TC ENERGY [53
THIRD QUARTER 2019

3. Segmented information

three months ended September 30, 2019	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage[1]
(unaudited - millions of Canadian $)						Corporate[2]		Total

Revenues	1,016	1,176	151	694	96	—		3,133
Intersegment revenues	—	40	—	—	4	(44)	[3]	—
	1,016	1,216	151	694	100	(44)		3,133
Income from equity investments	4	60	12	18	203	37	[4]	334
Plant operating costs and other	(380)	(393)	(11)	(185)	(51)	40	[3]	(980)
Commodity purchases resold	—	—	—	—	(2)	—		(2)
Property taxes	(68)	(86)	—	(22)	(2)	—		(178)
Depreciation and amortization	(289)	(192)	(27)	(83)	(19)	—		(610)
Gain/(loss) on assets held for sale/sold	—	21	—	69	(202)	—		(112)
Segmented Earnings	283	626	125	491	27	33		1,585
Interest expense								(573)
Allowance for funds used during construction								120
Interest income and other[4]								(19)
Income before Income Taxes								1,113
Income tax expense								(274)
Net Income								839
Net income attributable to non-controlling interests								(59)
Net Income Attributable to Controlling Interests								780
Preferred share dividends								(41)
Net Income Attributable to Common Shares								739

1	Previously referred to as Energy.

2	Includes intersegment eliminations.

3
The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

4
Income from equity investments includes foreign exchange gains on the Company's inter-affiliate loan with Sur de Texas. The offsetting foreign exchange losses on the inter-affiliate loan are included in Interest income and other. The peso-denominated loan to the Sur de Texas joint venture represents the Company's proportionate share of long-term debt financing for this joint venture.

TC ENERGY [54
THIRD QUARTER 2019

three months ended September 30, 2018	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage[1]
(unaudited - millions of Canadian $)						Corporate[2]		Total

Revenues	934	967	156	564	535	—		3,156
Intersegment revenues	—	40	—	—	3	(43)	[3]	—
	934	1,007	156	564	538	(43)		3,156
Income/(loss) from equity investments	3	62	8	22	112	(60)	[4]	147
Plant operating costs and other	(356)	(313)	(11)	(160)	(79)	35	[3]	(884)
Commodity purchases resold	—	—	—	—	(318)	—		(318)
Property taxes	(59)	(41)	—	(24)	(3)	—		(127)
Depreciation and amortization	(255)	(170)	(26)	(86)	(27)	—		(564)
Segmented Earnings/(Loss)	267	545	127	316	223	(68)		1,410
Interest expense								(577)
Allowance for funds used during construction								147
Interest income and other[4]								168
Income before Income Taxes								1,148
Income tax expense								(120)
Net Income								1,028
Net income attributable to non-controlling interests								(59)
Net Income Attributable to Controlling Interests								969
Preferred share dividends								(41)
Net Income Attributable to Common Shares								928

1	Previously referred to as Energy.

2	Includes intersegment eliminations.

3
The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

4
Income/(loss) from equity investments includes foreign exchange losses on the Company's inter-affiliate loan with Sur de Texas. The offsetting foreign exchange gains on the inter-affiliate loan are included in Interest income and other. The peso-denominated loan to the Sur de Texas joint venture represents the Company's proportionate share of long-term debt financing for this joint venture.

TC ENERGY [55
THIRD QUARTER 2019

nine months ended September 30, 2019	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage[1]
(unaudited - millions of Canadian $)						Corporate[2]		Total

Revenues	2,939	3,691	455	2,233	674	—		9,992
Intersegment revenues	—	123	—	—	15	(138)	[3]	—
	2,939	3,814	455	2,233	689	(138)		9,992
Income from equity investments	8	196	22	46	412	11	[4]	695
Plant operating costs and other	(1,085)	(1,127)	(37)	(518)	(175)	126	[3]	(2,816)
Commodity purchases resold	—	—	—	—	(368)	—		(368)
Property taxes	(206)	(258)	—	(77)	(5)	—		(546)
Depreciation and amortization	(862)	(565)	(86)	(260)	(66)	—		(1,839)
Gain/(loss) on assets held for sale/sold	—	21	—	69	(134)	—		(44)
Segmented Earnings/(Loss)	794	2,081	354	1,493	353	(1)		5,074
Interest expense								(1,747)
Allowance for funds used during construction								358
Interest income and other[4]								250
Income before Income Taxes								3,935
Income tax expense								(727)
Net Income								3,208
Net income attributable to non-controlling interests								(217)
Net Income Attributable to Controlling Interests								2,991
Preferred share dividends								(123)
Net Income Attributable to Common Shares								2,868

1	Previously referred to as Energy.

2	Includes intersegment eliminations.

3
The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

4
Income from equity investments includes foreign exchange gains on the Company's inter-affiliate loan with Sur de Texas. The offsetting foreign exchange losses on the inter-affiliate loan are included in Interest income and other. The peso-denominated loan to the Sur de Texas joint venture represents the Company's proportionate share of long-term debt financing for this joint venture.

TC ENERGY [56
THIRD QUARTER 2019

nine months ended September 30, 2018	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage[1]
(unaudited - millions of Canadian $)						Corporate[2]		Total

Revenues	2,772	2,988	460	1,831	1,724	—		9,775
Intersegment revenues	—	121	—	—	50	(171)	[3]	—
	2,772	3,109	460	1,831	1,774	(171)		9,775
Income/(loss) from equity investments	9	188	20	50	277	(52)	[4]	492
Plant operating costs and other	(1,020)	(925)	(25)	(506)	(250)	146	[3]	(2,580)
Commodity purchases resold	—	—	—	—	(1,239)	—		(1,239)
Property taxes	(200)	(149)	—	(74)	(6)	—		(429)
Depreciation and amortization	(761)	(489)	(73)	(254)	(92)	—		(1,669)
Segmented Earnings/(Loss)	800	1,734	382	1,047	464	(77)		4,350
Interest expense								(1,662)
Allowance for funds used during construction								365
Interest income and other[4]								139
Income before Income Taxes								3,192
Income tax expense								(394)
Net Income								2,798
Net income attributable to non-controlling interests								(229)
Net Income Attributable to Controlling Interests								2,569
Preferred share dividends								(122)
Net Income Attributable to Common Shares								2,447

1	Previously referred to as Energy.

2	Includes intersegment eliminations.

3
The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

4
Income/(loss) from equity investments includes foreign exchange losses on the Company's inter-affiliate loan with Sur de Texas. The offsetting foreign exchange gains on the inter-affiliate loan are included in Interest income and other. The peso-denominated loan to the Sur de Texas joint venture represents the Company's proportionate share of long-term debt financing for this joint venture.

TOTAL ASSETS BY SEGMENT

(unaudited - millions of Canadian $)	September 30, 2019	December 31, 2018

Canadian Natural Gas Pipelines	20,874	18,407
U.S. Natural Gas Pipelines	42,067	44,115
Mexico Natural Gas Pipelines	7,204	7,058
Liquids Pipelines	16,135	17,352
Power and Storage	7,780	8,475
Corporate	5,551	3,513
	99,611	98,920

TC ENERGY [57
THIRD QUARTER 2019

4. Revenues
DISAGGREGATION OF REVENUES
The following tables summarize total Revenues for the three and nine months ended September 30, 2019 and 2018:

three months ended September 30, 2019	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,016	1,008	149	614	—	2,787
Power generation	—	—	—	—	58	58
Natural gas storage and other	—	147	2	1	13	163
	1,016	1,155	151	615	71	3,008
Other revenues[1]	—	21	—	79	25	125
	1,016	1,176	151	694	96	3,133

1
Other revenues include income from the Company's marketing activities, financial instruments and lease arrangements. These arrangements are not in the scope of the revenue guidance. Refer to Note 7, Leases, and Note 13, Risk management and financial instruments, for additional information on income from lease arrangements and financial instruments, respectively.

three months ended September 30, 2018	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	934	788	155	511	—	2,388
Power generation	—	—	—	—	450	450
Natural gas storage and other	—	158	1	1	4	164
	934	946	156	512	454	3,002
Other revenues[1]	—	21	—	52	81	154
	934	967	156	564	535	3,156

1
Other revenues include income from the Company's marketing activities, financial instruments and lease arrangements. These arrangements are not in the scope of the revenue guidance. Refer to Note 13, Risk management and financial instruments, for additional information on income from financial instruments.

nine months ended September 30, 2019	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	2,939	3,140	451	1,824	—	8,354
Power generation	—	—	—	—	599	599
Natural gas storage and other	—	481	4	3	55	543
	2,939	3,621	455	1,827	654	9,496
Other revenues[1]	—	70	—	406	20	496
	2,939	3,691	455	2,233	674	9,992

1
Other revenues include income from the Company's marketing activities, financial instruments and lease arrangements. These arrangements are not in the scope of the revenue guidance. Refer to Note 7, Leases, and Note 13, Risk management and financial instruments, for additional information on income from lease arrangements and financial instruments, respectively.

TC ENERGY [58
THIRD QUARTER 2019

nine months ended September 30, 2018	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	2,772	2,457	457	1,558	—	7,244
Power generation	—	—	—	—	1,455	1,455
Natural gas storage and other	—	468	3	2	65	538
	2,772	2,925	460	1,560	1,520	9,237
Other revenues[1]	—	63	—	271	204	538
	2,772	2,988	460	1,831	1,724	9,775

1
Other revenues include income from the Company's marketing activities, financial instruments and lease arrangements. These arrangements are not in the scope of the revenue guidance. Refer to Note 13, Risk management and financial instruments, for additional information on income from financial instruments.

CONTRACT BALANCES

(unaudited - millions of Canadian $)	September 30, 2019	December 31, 2018

Receivables from contracts with customers	1,181	1,684
Contract assets[1]	303	159
Long-term contract assets[2]	120	21
Contract liabilities[3]	56	11
Long-term contract liabilities[4]	185	121

1	Recorded as part of Other current assets on the Condensed consolidated balance sheet.

2	Recorded as part of Intangibles and other assets on the Condensed consolidated balance sheet.

3
Comprised of deferred revenue recorded in Accounts payable and other on the Condensed consolidated balance sheet. During the nine months ended September 30, 2019, $6 million of revenue was recognized that was included in contract liabilities at the beginning of the period.

4	Comprised of deferred revenue recorded in Other long-term liabilities on the Condensed consolidated balance sheet.
Contract assets and long-term contract assets primarily relate to the Company’s right to revenues for services completed but not invoiced at the reporting date on long-term committed capacity natural gas pipelines contracts. The change in contract assets is primarily related to the transfer to Accounts receivable when these rights become unconditional and the customer is invoiced as well as the recognition of additional revenues that remain to be invoiced. Contract liabilities and long-term contract liabilities primarily relate to force majeure fixed capacity payments received on long-term capacity arrangements in Mexico.
FUTURE REVENUES FROM REMAINING PERFORMANCE OBLIGATIONS
Capacity Arrangements and Transportation
As at September 30, 2019, future revenues from long-term pipeline capacity arrangements and transportation contracts extending through 2045 are approximately $28.4 billion, of which approximately $1.5 billion is expected to be recognized during the remainder of 2019.

TC ENERGY [59
THIRD QUARTER 2019

Power Generation
The Company has long-term power generation contracts extending through 2028. Revenues from power generation contracts have a variable component related to market prices that are subject to factors outside the Company’s influence. These revenues are considered to be fully constrained and are recognized on a monthly basis when the Company satisfies the performance obligation.
Natural Gas Storage and Other
As at September 30, 2019, future revenues from long-term natural gas storage and other contracts extending through 2026 are approximately $0.9 billion, of which approximately $170 million is expected to be recognized during the remainder of 2019.
5. Income taxes
Effective Tax Rates
The effective income tax rates for the nine-month periods ended September 30, 2019 and 2018 were 18 per cent and 12 per cent, respectively. The higher effective tax rate in 2019 was primarily the result of lower foreign tax rate differentials, partially offset by lower flow-through tax in Canadian rate-regulated pipelines.
Further to U.S. Tax Reform, the U.S. Treasury and the U.S. Internal Revenue Service issued proposed regulations in November and December of 2018 which provided administrative guidance and clarified certain aspects of the new laws with respect to interest deductibility, base erosion and anti-abuse tax, the new dividend received deduction and anti-hybrid rules. The proposed regulations are complex and comprehensive, and considerable uncertainty continues to exist pending release of the final regulations which is expected to occur in late 2019. If the proposed regulations are enacted as currently drafted, they should not have a material impact on the Company's consolidated financial statements.
Alberta Tax Rate Reduction
In June 2019, a reduction to the Alberta corporate tax rate was enacted. For the Company's Canadian businesses not subject to rate-regulated accounting (RRA), this resulted in a decrease in net deferred income tax liabilities and a deferred income tax recovery of $32 million. For the Company's Canadian businesses subject to RRA, this rate change resulted in the reduction of both net deferred income tax liabilities and long-term regulatory assets of $83 million on the Condensed consolidated balance sheet at September 30, 2019.
6. Assets held for sale
Ontario Natural Gas-Fired Power Plants
On July 30, 2019, TC Energy entered into an agreement to sell the Halton Hills and Napanee power plants as well as its 50 per cent interest in Portlands Energy Centre to a third party for proceeds of approximately $2.87 billion, subject to timing of the close and related adjustments. The sale is expected to close by the end of first quarter 2020 subject to conditions which include regulatory approvals and Napanee reaching commercial operations as outlined in the agreement. TC Energy expects this sale to result in a total pre-tax loss of approximately $330 million ($231 million after tax), with $202 million of the pre-tax loss ($133 million after tax) recorded at September 30, 2019 after classifying the net assets as held for sale. The remaining loss will be recorded on or before closing of the transaction.

TC ENERGY [60
THIRD QUARTER 2019

At September 30, 2019, the related assets and liabilities in the Power and Storage segment were classified as held for sale as follows:

(unaudited - millions of Canadian $)
Assets Held for Sale
Inventories	11
Plant, property and equipment	2,501
Equity investments	280
Intangible and other assets	13
Total Assets Held for Sale	2,805
Liabilities Related to Assets Held for Sale
Other long-term liabilities	8
Total Liabilities Related to Assets Held for Sale[1]	8

1	Included in Accounts payable and other on the Condensed consolidated balance sheet.
Coolidge Generating Station
On May 21, 2019, TC Energy completed the sale of its Coolidge generating station, which was reported as Assets held for sale at December 31, 2018. Refer to Note 14, Dispositions, for additional information.
7. Leases
In 2016, the FASB issued new guidance on leases. The Company adopted the new guidance on January 1, 2019 using optional transition relief. Results reported for 2019 reflect the application of the new guidance while the 2018 comparative results were prepared and reported under previous leases guidance.
Lessee Accounting Policy
The Company determines if an arrangement is a lease at inception of the contract. Operating leases are recognized as ROU assets and included in Plant, property and equipment while corresponding liabilities are included in Accounts payable and other, and Other long-term liabilities on the Condensed consolidated balance sheet.
Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date of the lease agreement. As the Company’s lease contracts do not provide an implicit interest rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and initial direct costs incurred and excludes lease incentives. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Operating lease expense is recognized on a straight-line basis over the lease term and included in Plant operating costs and other in the Condensed consolidated statement of income.
Lessor Accounting Policy
The Company is the lessor for certain contracts and these contracts are accounted for as operating leases. The Company recognizes lease payments as income over the lease term on a straight-line basis. Variable lease payments are recognized as income in the period in which the changes in facts and circumstances on which these payments are based occur.

TC ENERGY [61
THIRD QUARTER 2019

Impact of New Lease Guidance on Date of Adoption
The following table illustrates the impact of the adoption of the new lease guidance on the Company's previously reported consolidated balance sheet line items:

(unaudited - millions of Canadian $)	As reported December 31, 2018	Adjustment	January 1, 2019

Plant, property and equipment	66,503	585	67,088
Accounts payable and other	5,408	57	5,465
Other long-term liabilities	1,008	528	1,536
As a Lessee
The Company has operating leases for corporate offices, other various premises, equipment and land. Some leases have an option to renew for periods of one to 25 years, and some may include options to terminate the lease within one year. Payments due under lease contracts include fixed payments plus, for many of the Company's leases, variable payments such as a proportionate share of the buildings' property taxes, insurance and common area maintenance. The Company subleases some of the leased premises.
Operating lease cost is as follows:

(unaudited - millions of Canadian $)	three months ended September 30, 2019	nine months ended September 30, 2019

Operating lease cost[1]	29	84
Sublease income	(3)	(8)
Net operating lease cost	26	76

1	Includes short-term leases and variable lease costs.
Other information related to operating leases is noted in the following tables:

(unaudited - millions of Canadian $)	three months ended September 30, 2019	nine months ended September 30, 2019

Cash paid for amounts included in the measurement of operating lease liabilities	19	56
ROU assets obtained in exchange for new operating lease liabilities	5	8

(unaudited)	at September 30, 2019

Weighted average remaining lease term	10 years
Weighted average discount rate	3.5%

TC ENERGY [62
THIRD QUARTER 2019

Maturities of operating lease liabilities on a prospective 12-month basis and where they are disclosed on the Condensed consolidated balance sheet as at September 30, 2019 are as follows:

(unaudited - millions of Canadian $)

2020	72
2021	69
2022	61
2023	59
2024	58
Thereafter	333
Total operating lease payments	652
Imputed interest	(106)
Operating lease liabilities recorded on the Condensed consolidated balance sheet	546
Reported as follows:
Accounts payable and other	56
Other long-term liabilities	490
546
Future payments reported under previous lease guidance for the Company’s operating leases as at December 31, 2018 were as follows:

(unaudited - millions of Canadian $)	Minimum operating lease payments

2019	81
2020	78
2021	76
2022	69
2023	67
Thereafter	390
761
As at September 30, 2019, the carrying value of the ROU assets recorded under operating leases was $544 million and is included in Plant, property and equipment on the Condensed consolidated balance sheet.
As a Lessor
Grandview and Bécancour power plants in the Power and Storage segment and the Northern Courier pipeline in the Liquids Pipelines segment are accounted for as operating leases. The Company has long-term PPAs for the sale of power for the Power and Storage lease assets which expire between 2024 and 2026. Northern Courier pipeline transports bitumen and diluent between the Fort Hills mine site and Suncor Energy’s terminal, with a contract expiring in 2042. On July 17, 2019, TC Energy completed the sale of an 85 per cent equity interest in Northern Courier and now uses the equity method to account for its remaining 15 per cent interest in the Company's consolidated financial statements. Refer to Note 14, Dispositions, for additional information. Therefore, only the operating lease income prior to this sale has been included in this lease disclosure.
Some leases contain variable lease payments that are based on operating hours and the reimbursement of variable costs, and options to purchase the underlying asset at fair value or based on a formula considering the remaining fixed payments. Lessees have rights under some leases to terminate under certain circumstances.
The Company also leases liquids tanks which are accounted for as operating leases.

TC ENERGY [63
THIRD QUARTER 2019

The fixed portion of the operating lease income recorded by the Company for the three and nine months ended September 30, 2019 was $38 million and $149 million, respectively.
Future lease payments to be received under operating leases as at September 30, 2019 are as follows:

(unaudited - millions of Canadian $)	Future lease payments

Remainder of 2019	32
2020	119
2021	116
2022	111
2023	109
Thereafter	273
760
The cost and accumulated depreciation for facilities accounted for as operating leases was $856 million and $314 million, respectively, at September 30, 2019 (December 31, 2018 – $2,007 million and $324 million, respectively).
8. Long-term debt
LONG-TERM DEBT ISSUED
Long-term debt issued by the Company in the nine months ended September 30, 2019 included the following:

(unaudited - millions of Canadian $)
Company	Issue date	Type	Maturity date	Amount	Interest rate

TRANSCANADA PIPELINES LIMITED
	September 2019	Medium Term Notes	September 2029	700	3.00%
	September 2019	Medium Term Notes	July 2048	300	4.18%
	April 2019	Medium Term Notes	October 2049	1,000	4.34%
NORTHERN COURIER PIPELINE LIMITED PARTNERSHIP[1]
	July 2019	Senior Secured Notes	June 2042	1,000	3.365%

1
Subsequent to the debt issuance, TC Energy completed the sale of an 85 per cent equity interest in Northern Courier. The Company's remaining 15 per cent interest is accounted for using the equity method. Refer to Note 14, Dispositions for additional information.

TC ENERGY [64
THIRD QUARTER 2019

LONG-TERM DEBT REPAID
Long-term debt retired/repaid by the Company in the nine months ended September 30, 2019 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Retirement/Repayment date	Type	Amount	Interest rate

TRANSCANADA PIPELINES LIMITED
	May 2019	Medium Term Notes	13	9.35%
	March 2019	Debentures	100	10.50%
	January 2019	Senior Unsecured Notes	US 750	7.125%
	January 2019	Senior Unsecured Notes	US 400	3.125%
TC PIPELINES, LP
	June 2019	Unsecured Term Loan	US 50	Floating
GAS TRANSMISSION NORTHWEST LLC
	May 2019	Unsecured Term Loan	US 35	Floating
CAPITALIZED INTEREST
In the three and nine months ended September 30, 2019, TC Energy capitalized interest related to capital projects of $48 million and $129 million, respectively (2018 – $33 million and $89 million, respectively).
9. Junior subordinated notes issued

(unaudited - millions of Canadian $, unless notes otherwise)
Company	Issue date	Type	Maturity date	Amount	Interest rate

TRANSCANADA PIPELINES LIMITED
	September 2019	Junior Subordinated Notes[1,2]	September 2079	US 1,100	5.75%

1	The Junior subordinated notes are subordinated in right of payment to existing and future senior indebtedness or other obligations of TCPL.

2
The Junior subordinated notes were issued to TransCanada Trust (the Trust), a financing trust subsidiary wholly-owned by TCPL. While the obligations of the Trust are fully and unconditionally guaranteed by TCPL on a subordinated basis, the Trust is not consolidated in TC Energy's financial statements because TCPL does not have a variable interest in the Trust and the only substantive assets of the Trust are junior subordinated notes of TCPL.

In September 2019, the Trust issued US$1.1 billion of Trust Notes – Series 2019-A (Trust Notes) to third party investors with a fixed interest rate of 5.50 per cent for the first ten years converting to a floating rate thereafter. All of the proceeds of the issuance by the Trust were loaned to TCPL for US$1.1 billion of junior subordinated notes of TCPL at an initial fixed rate of 5.75 per cent, including a 0.25 per cent administration charge. The rate will reset commencing September 2029 until September 2049 to the three month LIBOR plus 4.404 per cent per annum; from September 2049 until September 2079, the interest rate will reset to the three month LIBOR plus 5.154 per cent per annum. The junior subordinated notes are callable at TCPL's option at any time on or after September 15, 2029 at 100 per cent of the principal amount plus accrued and unpaid interest to the date of redemption.
Pursuant to the terms of the Trust Notes and related agreements, in certain circumstances (1) TCPL may issue deferral preferred shares to holders of the Trust Notes in lieu of interest; and (2) TC Energy and TCPL would be prohibited from declaring or paying dividends on or redeeming their outstanding preferred shares (or, if none are outstanding, their respective common shares) until all deferral preferred shares are redeemed by TCPL. The Trust Notes may also be automatically exchanged for preferred shares of TCPL upon certain kinds of bankruptcy and insolvency events. All of these preferred shares would rank equally with any other outstanding first preferred shares of TCPL.

TC ENERGY [65
THIRD QUARTER 2019

10. Dividends per common share and preferred share
The board of directors of TC Energy declared dividends as follows:

	three months ended September 30		nine months ended September 30
(unaudited - Canadian $, rounded to two decimals)	2019	2018	2019	2018

per common share	$0.75	$0.69	$2.25	$2.07

per Series 1 preferred share	$0.20	$0.20	$0.61	$0.61
per Series 2 preferred share	$0.23	$0.20	$0.68	$0.57
per Series 3 preferred share	$0.13	$0.13	$0.40	$0.40
per Series 4 preferred share	$0.19	$0.16	$0.56	$0.45
per Series 5 preferred share	$0.14	$0.14	$0.42	$0.42
per Series 6 preferred share	$0.20	$0.18	$0.60	$0.50
per Series 7 preferred share	$0.24	$0.25	$0.74	$0.75
per Series 9 preferred share	$0.27	$0.27	$0.80	$0.80
per Series 11 preferred share	$0.24	$0.24	$0.48	$0.48
per Series 13 preferred share	$0.34	$0.34	$0.69	$0.69
per Series 15 preferred share	$0.31	$0.31	$0.61	$0.61
Shareholders of the Series 9 preferred shares had the option to convert to Series 10 preferred shares by providing notice on or before October 15, 2019. As the total number of Series 9 preferred shares tendered for conversion did not meet the established threshold, no Series 9 preferred shares were subsequently converted into Series 10 preferred shares.
11. Other comprehensive income/(loss) and accumulated other comprehensive loss
Components of other comprehensive income/(loss), including the portion attributable to non-controlling interests and related tax effects, are as follows:

three months ended September 30, 2019	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount
(unaudited - millions of Canadian $)

Foreign currency translation gains on net investment in foreign operations	219	6	225
Reclassification of foreign currency translation gains on net investment on disposal of foreign operations	(4)	—	(4)
Change in fair value of net investment hedges	(12)	3	(9)
Change in fair value of cash flow hedges	(34)	8	(26)
Reclassification to net income of gains and losses on cash flow hedges	5	(1)	4
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	4	(1)	3
Other comprehensive income on equity investments	3	—	3
Other Comprehensive Income	181	15	196

TC ENERGY [66
THIRD QUARTER 2019

three months ended September 30, 2018	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount
(unaudited - millions of Canadian $)

Foreign currency translation losses on net investment in foreign operations	(273)	(9)	(282)
Change in fair value of net investment hedges	12	(3)	9
Change in fair value of cash flow hedges	5	(1)	4
Reclassification to net income of gains and losses on cash flow hedges	8	(2)	6
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	4	6	10
Other comprehensive income on equity investments	7	(1)	6
Other Comprehensive Loss	(237)	(10)	(247)

nine months ended September 30, 2019	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount
(unaudited - millions of Canadian $)

Foreign currency translation losses on net investment in foreign operations	(516)	(14)	(530)
Reclassification of foreign currency translation gains on net investment on disposal of foreign operations	(13)	—	(13)
Change in fair value of net investment hedges	32	(8)	24
Change in fair value of cash flow hedges	(108)	23	(85)
Reclassification to net income of gains and losses on cash flow hedges	13	(3)	10
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	11	(3)	8
Other comprehensive income on equity investments	1	6	7
Other Comprehensive Loss	(580)	1	(579)

nine months ended September 30, 2018	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount
(unaudited - millions of Canadian $)

Foreign currency translation gains on net investment in foreign operations	397	12	409
Change in fair value of net investment hedges	(8)	2	(6)
Change in fair value of cash flow hedges	8	1	9
Reclassification to net income of gains and losses on cash flow hedges	21	(5)	16
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	12	(2)	10
Other comprehensive income on equity investments	20	(2)	18
Other Comprehensive Income	450	6	456

TC ENERGY [67
THIRD QUARTER 2019

The changes in AOCI by component are as follows:

three months ended September 30, 2019	Currency Translation Adjustments	Cash Flow Hedges	Pension and OPEB Plan Adjustments	Equity Investments	Total[1]
(unaudited - millions of Canadian $)

AOCI balance at July 1, 2019	(557)	(63)	(309)	(371)	(1,300)
Other comprehensive income/(loss) before reclassifications[2]	198	(25)	—	—	173
Amounts reclassified from AOCI[3]	(4)	6	3	3	8
Net current period other comprehensive income/(loss)	194	(19)	3	3	181
AOCI balance at September 30, 2019	(363)	(82)	(306)	(368)	(1,119)

1	All amounts are net of tax. Amounts in parentheses indicate losses recorded to OCI.

2
Other comprehensive income/(loss) before reclassifications on currency translation adjustments and cash flow hedges are net of non-controlling interests gains of $18 million and losses of $1 million, respectively.

3	Amount reclassified from AOCI on cash flow hedges is net of non-controlling interests gains of $2 million.

nine months ended September 30, 2019	Currency Translation Adjustments	Cash Flow Hedges	Pension and OPEB Plan Adjustments	Equity Investments	Total[1]
(unaudited - millions of Canadian $)

AOCI balance at January 1, 2019	107	(23)	(314)	(376)	(606)
Other comprehensive loss before reclassifications[2]	(457)	(70)	—	(1)	(528)
Amounts reclassified from AOCI[3,4]	(13)	11	8	9	15
Net current period other comprehensive (loss)/income	(470)	(59)	8	8	(513)
AOCI balance at September 30, 2019	(363)	(82)	(306)	(368)	(1,119)

1	All amounts are net of tax. Amounts in parentheses indicate losses recorded to OCI.

2
Other comprehensive loss before reclassifications on currency translation adjustments, cash flow hedges and equity investments are net of non-controlling interests losses of $49 million, $15 million and $1 million, respectively.

3
Losses related to cash flow hedges reported in AOCI and expected to be reclassified to net income in the next 12 months are estimated to be $21 million ($16 million, net of tax) at September 30, 2019. These estimates assume constant commodity prices, interest rates and foreign exchange rates over time, however, the amounts reclassified will vary based on the actual value of these factors at the date of settlement.

4	Amount reclassified from AOCI on cash flow hedges is net of non-controlling interests gains of $1 million.

TC ENERGY [68
THIRD QUARTER 2019

Details about reclassifications out of AOCI into the Condensed consolidated statement of income are as follows:

	Amounts Reclassified From AOCI				Affected line item in the Condensed consolidated statement of income
	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2019	2018	2019	2018

Cash flow hedges
Commodities	(4)	(3)	(4)	(4)	Revenues (Power and Storage)
Interest rate	(3)	(4)	(10)	(13)	Interest expense
	(7)	(7)	(14)	(17)	Total before tax
	1	2	3	5	Income tax expense
	(6)	(5)	(11)	(12)	Net of tax[1,3]
Pension and other post-retirement benefit plan adjustments
Amortization of actuarial losses	(4)	(4)	(11)	(12)	Plant operating costs and other[2]
	1	(6)	3	2	Income tax expense
	(3)	(10)	(8)	(10)	Net of tax[1]
Equity investments
Equity income	(3)	(6)	(9)	(19)	Income from equity investments
	—	1	—	3	Income tax expense
	(3)	(5)	(9)	(16)	Net of tax[1,3]
Currency translation adjustments
Realization of foreign currency translation gain on disposal of foreign operations	4	—	13	—	Gain/(loss) on assets held for sale/sold
	—	—	—	—	Income tax expense
	4	—	13	—	Net of tax[1]

1	All amounts in parentheses indicate expenses to the Condensed consolidated statement of income.

2	These AOCI components are included in the computation of net benefit cost. Refer to Note 12, Employee post-retirement benefits, for additional information.

3
Amounts reclassified from AOCI on cash flow hedges and equity investments are net of non-controlling interests gains of $2 million and nil, respectively, for the three months ended September 30, 2019 (2018 – $1 million and $1 million, respectively) and gains of $1 million and nil, respectively, for the nine months ended September 30, 2019 (2018 – $4 million and $2 million, respectively).

TC ENERGY [69
THIRD QUARTER 2019

12. Employee post-retirement benefits
The net benefit cost recognized for the Company’s pension benefit plans and other post-retirement benefit plans is as follows:

	three months ended September 30				nine months ended September 30
	Pension benefit plans		Other post-retirement benefit plans		Pension benefit plans		Other post-retirement benefit plans
(unaudited - millions of Canadian $)	2019	2018	2019	2018	2019	2018	2019	2018

Service cost[1]	31	30	1	1	95	91	4	3
Other components of net benefit cost[1]
Interest cost	36	33	5	3	107	100	13	10
Expected return on plan assets	(55)	(55)	(4)	(4)	(167)	(165)	(12)	(12)
Amortization of actuarial losses	3	4	1	—	9	11	2	1
Amortization of regulatory asset	3	5	—	—	10	14	1	—
	(13)	(13)	2	(1)	(41)	(40)	4	(1)
Net Benefit Cost	18	17	3	—	54	51	8	2

1	Service cost and other components of net benefit cost are included in Plant operating costs and other in the Condensed consolidated statement of income.
13. Risk management and financial instruments
RISK MANAGEMENT OVERVIEW
TC Energy has exposure to market risk and counterparty credit risk, and has strategies, policies and limits in place to manage the impact of these risks on earnings, cash flow and shareholder value.
COUNTERPARTY CREDIT RISK
TC Energy’s maximum counterparty credit exposure with respect to financial instruments at September 30, 2019, without taking into account security held, consisted of cash and cash equivalents, accounts receivable, available-for-sale assets, the fair value of derivative assets and a loan receivable.
The Company monitors its counterparties and reviews its accounts receivable regularly and, if needed, the Company records an allowance for doubtful accounts using the specific identification method. At September 30, 2019, there were no significant credit losses, no significant credit risk concentration and no significant amounts past due or impaired.
Continued low natural gas prices have presented increased financial challenges to certain of the Company's WCSB and Appalachian natural gas pipeline shippers. The Company does not expect these shipper challenges to result in any material negative impact to its earnings or cash flow.
LOAN RECEIVABLE FROM AFFILIATE
Related party transactions are conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.
The Company holds a 60 per cent equity interest in a joint venture with IEnova to build, own and operate the Sur de Texas pipeline. The Company accounts for its interest in the joint venture as an equity investment. In 2017, the Company entered into a MXN$21.3 billion unsecured revolving credit facility with the joint venture, which bears interest at a floating rate and matures in March 2022.

TC ENERGY [70
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At September 30, 2019, the Company's Condensed consolidated balance sheet included a MXN$20.9 billion or $1.4 billion (December 31, 2018 – MXN$18.9 billion or $1.3 billion) loan receivable from the Sur de Texas joint venture which represents TC Energy's proportionate share of long-term debt financing requirements related to the joint venture. Interest income and other included interest income of $38 million and $110 million for the three and nine months ended September 30, 2019 (2018 – $32 million and $88 million) from this joint venture with a corresponding proportionate share of interest expense recorded in Income from equity investments in the Company's Mexico Natural Gas Pipelines segment. As a result, there is no impact to net income.
NET INVESTMENT IN FOREIGN OPERATIONS
The Company hedges a portion of its net investment in foreign operations (on an after-tax basis) with U.S. dollar-denominated debt, cross-currency swaps and foreign exchange options.
The fair values and notional amounts for the derivatives designated as a net investment hedge were as follows:

	September 30, 2019		December 31, 2018
(unaudited - millions of Canadian $, unless otherwise noted)	Fair value[1,2]	Notional amount	Fair value[1,2]	Notional amount

U.S. dollar cross-currency swaps[3]	—	—	(43)	US 300
U.S. dollar foreign exchange options (maturing 2019 to 2020)	(4)	US 2,500	(47)	US 2,500
	(4)	US 2,500	(90)	US 2,800

1	Fair value equals carrying value.

2	No amounts have been excluded from the assessment of hedge effectiveness.

3
In the three and nine months ended September 30, 2019, Net income includes net realized gains of nil (2018 – nil and $1 million, respectively) related to the interest component of cross-currency swap settlements which are reported within Interest expense on the Company's Condensed consolidated statement of income.

The notional amounts and fair value of U.S. dollar-denominated debt designated as a net investment hedge were as follows:

(unaudited - millions of Canadian $, unless otherwise noted)	September 30, 2019	December 31, 2018

Notional amount	29,700 (US 22,500)	31,000 (US 22,700)
Fair value	33,500 (US 25,300)	31,700 (US 23,200)
FINANCIAL INSTRUMENTS
Non-derivative financial instruments
Fair value of non-derivative financial instruments
Available-for-sale assets are recorded at fair value which is calculated using quoted market prices where available. Certain non-derivative financial instruments included in Cash and cash equivalents, Accounts receivable, Intangible and other assets, Notes payable, Accounts payable and other, Accrued interest and Other long-term liabilities have carrying amounts that approximate their fair value due to the nature of the item or the short time to maturity. Each of these instruments are classified in Level II of the fair value hierarchy.
Credit risk has been taken into consideration when calculating the fair value of non-derivative instruments.

TC ENERGY [71
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Balance sheet presentation of non-derivative financial instruments
The following table details the fair value of the Company's non-derivative financial instruments, excluding those where carrying amounts approximate fair value, which are classified in Level II of the fair value hierarchy:

	September 30, 2019		December 31, 2018
(unaudited - millions of Canadian $)	Carrying amount	Fair value	Carrying amount	Fair value

Long-term debt including current portion[1,2]	(39,228)	(45,502)	(39,971)	(42,284)
Junior subordinated notes	(8,771)	(8,684)	(7,508)	(6,665)
	(47,999)	(54,186)	(47,479)	(48,949)

1	Long-term debt is recorded at amortized cost except for US$450 million (December 31, 2018 – US$750 million) that is attributed to hedged risk and recorded at fair value.

2
Net income for the three and nine months ended September 30, 2019 includes unrealized gains of $1 million and losses of $4 million, respectively (2018 – unrealized losses of $1 million and unrealized gains of $3 million, respectively) for fair value adjustments attributable to the hedged interest rate risk associated with interest rate swap fair value hedging relationships on US$450 million of long-term debt at September 30, 2019 (December 31, 2018 – US$750 million). There were no other unrealized gains or losses from fair value adjustments to the non-derivative financial instruments.

Available-for-sale assets summary
The following tables summarize additional information about the Company's restricted investments that are classified as available-for-sale assets:

	September 30, 2019		December 31, 2018
(unaudited - millions of Canadian $)	LMCI restricted investments	Other restricted investments[1]	LMCI restricted investments	Other restricted investments[1]

Fair values of fixed income securities[2]
Maturing within 1 year	—	16	—	22
Maturing within 1-5 years	51	97	—	110
Maturing within 5-10 years	734	—	140	—
Maturing after 10 years	58	—	952	—
Fair value of equity securities[2]	528	—	—	—
	1,371	113	1,092	132

1	Other restricted investments have been set aside to fund insurance claim losses to be paid by the Company's wholly-owned captive insurance subsidiary.

2	Available-for-sale assets are recorded at fair value and included in Other current assets and Restricted investments on the Company's Condensed consolidated balance sheet.

	September 30, 2019		September 30, 2018
(unaudited - millions of Canadian $)	LMCI restricted investments[1]	Other restricted investments[2]	LMCI restricted investments[1]	Other restricted investments[2]

Net unrealized (losses)/gains in the period
three months ended	(57)	—	(34)	—
nine months ended	22	3	(29)	1
Net realized gains/(losses) in the period
three months ended	48	—	—	—
nine months ended	59	—	(3)	—

1
Gains and losses arising from changes in the fair value of LMCI restricted investments impact the subsequent amounts to be collected through tolls to cover future pipeline abandonment costs. As a result, the Company records these gains and losses as regulatory assets or liabilities.

2	Gains and losses on other restricted investments are included in Interest income and other in the Condensed consolidated statement of income.

TC ENERGY [72
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Derivative instruments
Fair value of derivative instruments
The fair value of foreign exchange and interest rate derivatives has been calculated using the income approach which uses period-end market rates and applies a discounted cash flow valuation model. The fair value of commodity derivatives has been calculated using quoted market prices where available. In the absence of quoted market prices, third-party broker quotes or other valuation techniques have been used. The fair value of options has been calculated using the Black-Scholes pricing model. Credit risk has been taken into consideration when calculating the fair value of derivative instruments. Unrealized gains and losses on derivative instruments are not necessarily representative of the amounts that will be realized on settlement.
In some cases, even though the derivatives are considered to be effective economic hedges, they do not meet the specific criteria for hedge accounting treatment or are not designated as a hedge and are accounted for at fair value with changes in fair value recorded in net income in the period of change. This may expose the Company to increased variability in reported earnings because the fair value of the derivative instruments can fluctuate significantly from period to period.
Balance sheet presentation of derivative instruments
The balance sheet classification of the fair value of derivative instruments is as follows:

at September 30, 2019	Cash Flow Hedges	Fair Value Hedges	Net Investment Hedges	Held for Trading	Total Fair Value of Derivative Instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	—	—	—	195	195
Foreign exchange	—	—	5	11	16
	—	—	5	206	211
Intangible and other assets
Commodities[2]	—	—	—	48	48
Foreign exchange	—	—	2	—	2
Interest rate	—	2	—	—	2
	—	2	2	48	52
Total Derivative Assets	—	2	7	254	263
Accounts payable and other
Commodities[2]	(6)	—	—	(168)	(174)
Foreign exchange	—	—	(10)	(22)	(32)
Interest rate	(7)	—	—	—	(7)
	(13)	—	(10)	(190)	(213)
Other long-term liabilities
Commodities[2]	(5)	—	—	(59)	(64)
Foreign exchange	—	—	(1)	—	(1)
Interest rate	(89)	—	—	—	(89)
	(94)	—	(1)	(59)	(154)
Total Derivative Liabilities	(107)	—	(11)	(249)	(367)
Total Derivatives	(107)	2	(4)	5	(104)

1	Fair value equals carrying value.

2	Includes purchases and sales of power, natural gas and liquids.

TC ENERGY [73
THIRD QUARTER 2019

at December 31, 2018	Cash Flow Hedges	Fair Value Hedges	Net Investment Hedges	Held for Trading	Total Fair Value of Derivative Instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	1	—	—	716	717
Foreign exchange	—	—	16	1	17
Interest rate	3	—	—	—	3
	4	—	16	717	737
Intangible and other assets
Commodities[2]	1	—	—	50	51
Foreign exchange	—	—	1	—	1
Interest rate	8	1	—	—	9
	9	1	1	50	61
Total Derivative Assets	13	1	17	767	798
Accounts payable and other
Commodities[2]	(4)	—	—	(622)	(626)
Foreign exchange	—	—	(105)	(188)	(293)
Interest rate	—	(3)	—	—	(3)
	(4)	(3)	(105)	(810)	(922)
Other long-term liabilities
Commodities[2]	—	—	—	(28)	(28)
Foreign exchange	—	—	(2)	—	(2)
Interest rate	(11)	(1)	—	—	(12)
	(11)	(1)	(2)	(28)	(42)
Total Derivative Liabilities	(15)	(4)	(107)	(838)	(964)
Total Derivatives	(2)	(3)	(90)	(71)	(166)

1	Fair value equals carrying value.

2	Includes purchases and sales of power, natural gas and liquids.
The majority of derivative instruments held for trading have been entered into for risk management purposes and all are subject to the Company's risk management strategies, policies and limits. These include derivatives that have not been designated as hedges or do not qualify for hedge accounting treatment but have been entered into as economic hedges to manage the Company's exposures to market risk.
Derivatives in fair value hedging relationships
The following table details amounts recorded on the Condensed consolidated balance sheet in relation to cumulative adjustments for fair value hedges included in the carrying amount of the hedged liabilities:

	Carrying amount		Fair value hedging adjustments[1]
(unaudited - millions of Canadian $)	September 30, 2019	December 31, 2018	September 30, 2019	December 31, 2018

Current portion of long-term debt	(331)	(748)	—	3
Long-term debt	(267)	(273)	(2)	—
	(598)	(1,021)	(2)	3

1	At September 30, 2019 and December 31, 2018, adjustments for discontinued hedging relationships included in these balances were nil.

TC ENERGY [74
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Notional and maturity summary
The maturity and notional amount or quantity outstanding related to the Company's derivative instruments excluding hedges of the net investment in foreign operations is as follows:

at September 30, 2019	Power	Natural Gas	Liquids	Foreign Exchange	Interest Rate
(unaudited)

Purchases[1]	418	14	39	—	—
Sales[1]	2,353	24	62	—	—
Millions of U.S. dollars	—	—	—	3,268	1,850
Millions of Mexican pesos	—	—	—	500	—
Maturity dates	2019-2024	2019-2027	2019-2020	2019-2020	2019-2030

1	Volumes for power, natural gas and liquids derivatives are in GWh, Bcf and MMBbls, respectively.

at December 31, 2018	Power	Natural Gas	Liquids	Foreign Exchange	Interest Rate
(unaudited)

Purchases[1]	23,865	44	59	—	—
Sales[1]	17,689	56	79	—	—
Millions of U.S. dollars	—	—	—	3,862	1,650
Maturity dates	2019-2023	2019-2027	2019	2019	2019-2030

1	Volumes for power, natural gas and liquids derivatives are in GWh, Bcf and MMBbls, respectively.
Unrealized and realized (losses)/gains on derivative instruments
The following summary does not include hedges of the net investment in foreign operations:

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2019	2018	2019	2018

Derivative Instruments Held for Trading[1]
Amount of unrealized (losses)/gains in the period
Commodities[2]	(69)	(31)	(98)	(41)
Foreign exchange	(31)	60	176	(79)
Amount of realized gains/(losses) in the period
Commodities	132	81	319	210
Foreign exchange	(9)	(5)	(68)	14
Derivative Instruments in Hedging Relationships
Amount of realized gains/(losses) in the period
Commodities	1	1	(8)	—
Interest rate	1	(2)	1	(1)

1
Realized and unrealized gains and losses on held-for-trading derivative instruments used to purchase and sell commodities are included on a net basis in Revenues. Realized and unrealized gains and losses on interest rate and foreign exchange held-for-trading derivative instruments are included on a net basis in Interest expense and Interest income and other, respectively.

2
In the three and nine months ended September 30, 2019 and 2018, there were no gains or losses included in Net income relating to discontinued cash flow hedges where it was probable that the anticipated transaction would not occur.

TC ENERGY [75
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Derivatives in cash flow hedging relationships
The components of OCI (Note 11) related to the change in fair value of derivatives in cash flow hedging relationships before tax and including the portion attributable to non-controlling interests are as follows:

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2019	2018	2019	2018

Change in fair value of derivative instruments recognized in OCI[1]
Commodities	1	3	(13)	(3)
Interest rate	(35)	2	(95)	11
	(34)	5	(108)	8

1	No amounts have been excluded from the assessment of hedge effectiveness. Amounts in parentheses indicate losses recorded to OCI and AOCI.
Effect of fair value and cash flow hedging relationships
The following tables detail amounts presented in the Condensed consolidated statement of income in which the effects of fair value or cash flow hedging relationships are recorded:

	three months ended September 30
	Revenues (Power and Storage)		Interest Expense
(unaudited - millions of Canadian $)	2019	2018	2019	2018

Total Amount Presented in the Condensed Consolidated Statement of Income	96	535	(573)	(577)
Fair Value Hedges
Interest rate contracts
Hedged items	—	—	(5)	(17)
Derivatives designated as hedging instruments	—	—	1	(2)
Cash Flow Hedges
Reclassification of losses on derivative instruments from AOCI to net income[1,2]
Interest rate contracts	—	—	(1)	(5)
Commodity contracts	(4)	(3)	—	—

1
Refer to Note 11, Other comprehensive income/(loss) and accumulated other comprehensive loss, for the components of OCI related to derivatives in cash flow hedging relationships including the portion attributable to non-controlling interests.

2	There are no amounts recognized in earnings that were excluded from effectiveness testing.

TC ENERGY [76
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	nine months ended September 30
	Revenues (Power and Storage)		Interest Expense
(unaudited - millions of Canadian $)	2019	2018	2019	2018

Total Amount Presented in the Condensed Consolidated Statement of Income	674	1,724	(1,747)	(1,662)
Fair Value Hedges
Interest rate contracts
Hedged items	—	—	(16)	(59)
Derivatives designated as hedging instruments	—	—	—	(4)
Cash Flow Hedges
Reclassification of losses on derivative instruments from AOCI to net income[1,2]
Interest rate contracts	—	—	(9)	(17)
Commodity contracts	(4)	(4)	—	—

1
Refer to Note 11, Other comprehensive income/(loss) and accumulated other comprehensive loss, for the components of OCI related to derivatives in cash flow hedging relationships including the portion attributable to non-controlling interests.

2	There are no amounts recognized in earnings that were excluded from effectiveness testing.
Offsetting of derivative instruments
The Company enters into derivative contracts with the right to offset in the normal course of business as well as in the event of default. TC Energy has no master netting agreements, however, similar contracts are entered into containing rights to offset. The Company has elected to present the fair value of derivative instruments with the right to offset on a gross basis on the Condensed consolidated balance sheet. The following table shows the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis:

at September 30, 2019	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	243	(197)	46
Foreign exchange	18	(12)	6
Interest rate	2	(2)	—
	263	(211)	52
Derivative instrument liabilities
Commodities	(238)	197	(41)
Foreign exchange	(33)	12	(21)
Interest rate	(96)	2	(94)
	(367)	211	(156)

1	Amounts available for offset do not include cash collateral pledged or received.

TC ENERGY [77
THIRD QUARTER 2019

at December 31, 2018	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	768	(626)	142
Foreign exchange	18	(18)	—
Interest rate	12	(4)	8
	798	(648)	150
Derivative instrument liabilities
Commodities	(654)	626	(28)
Foreign exchange	(295)	18	(277)
Interest rate	(15)	4	(11)
	(964)	648	(316)

1	Amounts available for offset do not include cash collateral pledged or received.
With respect to the derivative instruments presented above, at September 30, 2019, the Company provided cash collateral of $47 million (December 31, 2018 – $143 million) and letters of credit of $20 million (December 31, 2018 – $22 million) to its counterparties. At September 30, 2019, the Company held no cash collateral and no letters of credit from counterparties on asset exposures (December 31, 2018 – nil and $1 million, respectively).
Credit-risk-related contingent features of derivative instruments
Derivative contracts entered into to manage market risk often contain financial assurance provisions that allow parties to the contracts to manage credit risk. These provisions may require collateral to be provided if a credit-risk-related contingent event occurs, such as a downgrade in the Company’s credit rating to non-investment grade. The Company may also need to provide collateral if the fair value of its derivative financial instruments exceeds pre-defined exposure limits.
Based on contracts in place and market prices at September 30, 2019, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $5 million (December 31, 2018 – $6 million), for which the Company has provided no collateral in the normal course of business. If the credit-risk-related contingent features in these agreements were triggered on September 30, 2019, the Company would have been required to provide collateral of $5 million (December 31, 2018 – $6 million) to its counterparties. Collateral may also need to be provided should the fair value of derivative instruments exceed pre-defined contractual exposure limit thresholds.
The Company has sufficient liquidity in the form of cash and undrawn committed revolving credit facilities to meet these contingent obligations should they arise.

TC ENERGY [78
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FAIR VALUE HIERARCHY
The Company’s financial assets and liabilities recorded at fair value have been categorized into three categories based on a fair value hierarchy.

Levels	How fair value has been determined
Level I
Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date. An active market is a market in which frequency and volume of transactions provides pricing information on an ongoing basis.

Level II
This category includes interest rate and foreign exchange derivative assets and liabilities where fair value is determined using the income approach and commodity derivatives where fair value is determined using the market approach.
Inputs include published exchange rates, interest rates, interest rate swap curves, yield curves and broker quotes from external data service providers.

Level III
This category mainly includes long-dated commodity transactions in certain markets where liquidity is low and the Company uses the most observable inputs available or, if not available, long-term broker quotes to estimate the fair value for these transactions.
There is uncertainty caused by using unobservable market data which may not accurately reflect possible future changes in fair value.

The fair value of the Company’s derivative assets and liabilities measured on a recurring basis, including both current and non-current portions are categorized as follows:

at September 30, 2019	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	195	48	—	243
Foreign exchange	—	18	—	18
Interest rate	—	2	—	2
Derivative instrument liabilities
Commodities	(199)	(32)	(7)	(238)
Foreign exchange	—	(33)	—	(33)
Interest rate	—	(96)	—	(96)
	(4)	(93)	(7)	(104)

1	There were no transfers from Level II to Level III for the nine months ended September 30, 2019.

TC ENERGY [79
THIRD QUARTER 2019

at December 31, 2018	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	581	187	—	768
Foreign exchange	—	18	—	18
Interest rate	—	12	—	12
Derivative instrument liabilities
Commodities	(555)	(95)	(4)	(654)
Foreign exchange	—	(295)	—	(295)
Interest rate	—	(15)	—	(15)
	26	(188)	(4)	(166)

1	There were no transfers from Level II to Level III for the year ended December 31, 2018.
The following table presents the net change in fair value of derivative assets and liabilities classified as Level III of the fair value hierarchy:

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2019	2018	2019	2018

Balance at beginning of period	(7)	40	(4)	(7)
Total losses included in Net income	—	(24)	(3)	(6)
Settlements	—	(14)	—	9
Transfers out of Level III	—	(16)	—	(10)
Balance at end of period[1]	(7)	(14)	(7)	(14)

1
For the three and nine months ended September 30, 2019, Revenues included unrealized gains of less than $1 million and losses of $3 million, respectively, attributed to derivatives in the Level III category that were still held at September 30, 2019 (2018 – unrealized losses of $16 million and $2 million, respectively).

14. Dispositions
Coolidge Generating Station
In December 2018, the Company entered into an agreement to sell its Coolidge generating station in Arizona to SWG Coolidge Holdings, LLC (SWG). Salt River Project Agriculture Improvement and Power District (SRP), the PPA counterparty, subsequently exercised its contractual right of first refusal (ROFR) on a sale to a third party and the Company terminated the agreement with SWG.
On May 21, 2019, the Company completed the sale to SRP as per the terms of their ROFR, for proceeds of US$448 million before post-closing adjustments. As a result, the Company recorded a pre-tax gain on sale of $68 million ($54 million after tax) including the impact of $9 million of foreign currency translation gains which were reclassified from AOCI to net income. The pre-tax gain is included in Gain/(loss) on assets held for sale/sold in the Condensed consolidated statement of income.

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Northern Courier
On July 17, 2019, TC Energy completed the sale of an 85 per cent equity interest in Northern Courier to a third party for gross proceeds of $144 million, before post-closing adjustments, resulting in a pre-tax gain of $69 million after recording the Company’s remaining 15 per cent interest at fair value. The pre-tax gain is included in Gain/(loss) on assets held for sale/sold in the Condensed consolidated statement of income. On an after-tax basis, the gain of $115 million reflects the utilization of previously unrecognized tax loss benefits. Preceding the equity sale, Northern Courier issued $1.0 billion of long-term, non-recourse debt, the proceeds from which were paid to TC Energy, resulting in aggregate gross proceeds to TC Energy of $1.15 billion from this asset monetization.
TC Energy remains the operator of the Northern Courier pipeline and is using the equity method to account for its remaining 15 per cent interest in the Company’s consolidated financial statements.
Columbia Midstream Assets
On August 1, 2019, TC Energy completed the sale of certain Columbia Midstream assets to a third party for approximately US$1.3 billion before post-closing adjustments.
The Company recorded a pre-tax gain on sale of $21 million ($133 million after-tax loss), which included a $4 million foreign currency translation gain and the release of $595 million of Columbia's goodwill allocated to these assets that is not deductible for income tax purposes. The pre-tax gain is included in Gain/(loss) on assets held for sale/sold in the Condensed consolidated statement of income. This sale does not include any interest in Columbia Energy Ventures Company, the Company's minerals business in the Appalachian basin.
15. Contingencies and guarantees
CONTINGENCIES
TC Energy and its subsidiaries are subject to various legal proceedings, arbitrations and actions arising in the normal course of business. While the final outcome of such legal proceedings and actions cannot be predicted with certainty, it is the opinion of management that the resolution of such proceedings and actions will not have a material impact on the Company’s consolidated financial position or results of operations.
GUARANTEES
As part of its role as operator of the pipeline, TC Energy has guaranteed the financial performance of the Northern Courier pipeline related to delivery and terminalling of bitumen and diluent and contingent financial obligations under sub-lease agreements.
TC Energy and its partner on the Sur de Texas pipeline, IEnova, have jointly guaranteed the financial performance of this entity. Such agreements include a guarantee and a letter of credit which are primarily related to construction services and the delivery of natural gas.
TC Energy and its joint venture partner on Bruce Power, BPC Generation Infrastructure Trust, have each severally guaranteed certain contingent financial obligations of Bruce Power related to a lease agreement and contractor and supplier services.
The Company and its partners in certain other jointly owned entities have either (i) jointly and severally, (ii) jointly or (iii) severally guaranteed the financial performance of these entities. Such agreements include guarantees and letters of credit which are primarily related to delivery of natural gas, construction services and the payment of liabilities. For certain of these entities, any payments made by TC Energy under these guarantees in excess of its ownership interest are to be reimbursed by its partners.

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The carrying value of these guarantees has been included in Accounts payable and other and Other long-term liabilities on the Condensed consolidated balance sheet. Information regarding the Company’s guarantees is as follows:

		at September 30, 2019		at December 31, 2018
(unaudited - millions of Canadian $)	Term	Potential exposure[1]	Carrying value	Potential exposure[1]	Carrying value

Northern Courier	ranging to 2055	300	27	—	—
Sur de Texas	ranging to 2020	167	1	183	1
Bruce Power	ranging to 2021	88	—	88	—
Other jointly-owned entities	ranging to 2059	100	10	104	11
		655	38	375	12

1	TC Energy's share of the potential estimated current or contingent exposure.
16. Variable interest entities
A VIE is a legal entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support or is structured such that equity investors lack the ability to make significant decisions relating to the entity’s operations through voting rights or do not substantively participate in the gains and losses of the entity.
In the normal course of business, the Company consolidates VIEs in which it has a variable interest and for which it is considered to be the primary beneficiary. VIEs in which the Company has a variable interest but is not the primary beneficiary are considered non-consolidated VIEs and are accounted for as equity investments.
Consolidated VIEs
The Company's consolidated VIEs consist of legal entities where the Company is the primary beneficiary. As the primary beneficiary, the Company has the power, through voting or similar rights, to direct the activities of the VIE that most significantly impact economic performance including purchasing or selling significant assets; maintenance and operations of assets; incurring additional indebtedness; or determining the strategic operating direction of the entity. In addition, the Company has the obligation to absorb losses or the right to receive benefits from the consolidated VIE that could potentially be significant to the VIE.

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THIRD QUARTER 2019

A significant portion of the Company’s assets are held through VIEs in which the Company holds a 100 per cent voting interest, the VIE meets the definition of a business and the VIE’s assets can be used for general corporate purposes. The Consolidated VIEs whose assets cannot be used for purposes other than the settlement of the VIE’s obligations, or are not considered a business, are as follows:

(unaudited - millions of Canadian $)	September 30, 2019	December 31, 2018

ASSETS
Current Assets
Cash and cash equivalents	119	45
Accounts receivable	61	79
Inventories	25	24
Other	6	13
	211	161
Plant, Property and Equipment	3,095	3,026
Equity Investments	810	965
Goodwill	440	453
Intangible and Other Assets	—	8
	4,556	4,613
LIABILITIES
Current Liabilities
Accounts payable and other	72	88
Accrued interest	29	24
Current portion of long-term debt	191	79
	292	191
Regulatory Liabilities	44	43
Other Long-Term Liabilities	11	3
Deferred Income Tax Liabilities	12	13
Long-Term Debt	2,753	3,125
	3,112	3,375
Non-Consolidated VIEs
The Company’s non-consolidated VIEs consist of legal entities where the Company is not the primary beneficiary as it does not have the power to direct the activities that most significantly impact the economic performance of these VIEs or where this power is shared with third parties. The Company contributes capital to these VIEs and receives ownership interests that provide it with residual claims on assets after liabilities are paid.
The carrying value of these VIEs and the maximum exposure to loss as a result of the Company's involvement with these VIEs are as follows:

(unaudited - millions of Canadian $)	September 30, 2019	December 31, 2018

Balance sheet
Equity investments	4,473	4,575
Off-balance sheet
Potential exposure to guarantees	466	170
Maximum exposure to loss	4,939	4,745